EXHIBIT 5.1

September 23, 2005

Board of Directors

Bioject Medical Technologies Inc.

211 Somerville Road, Route 202 North

Bedminster, New Jersey 07921

We have acted as counsel for Bioject Medical Technologies Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the issuance of 300,000 shares of common stock (the “ESPP Shares”) of the Company pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”).  We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.               The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

2.               The ESPP Shares have been duly authorized and, when issued in accordance with the ESPP, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ STOEL RIVES LLP

STOEL RIVES LLP